Emmaus Holdings, Inc. 8-K/A

Exhibit 10.23

Trademark Assignment

This Assignment (this “Assignment”) is made effective as of February 14, 2011 by and between Cato Research Ltd., a North Carolina corporation (“Cato”) and Emmaus Medical Inc., a Delaware corporation (“Emmaus”);

WHEREAS, Cato is the ownership of the Marks (as defined below), together with the goodwill of the business symbolized thereby in connection with the goods on which the Marks are used;

WHEREAS, Cato desires to transfer and assign all of its right, title, and interest in the Trademark and Products to Emmaus;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Assignment.  Cato hereby assigns, sells and transfers to Emmaus all of Cato’s rights, title and interest in the “Nutrestore” trademarks, U.S. reg. #3544782 and #3727236 (collective, the “Marks”) including, but not limited to (i) all registrations and registration rights with respect to the Marks; (ii) any rights to prepare derivative marks; (ii) all goodwill related to the Marks; (iv) all income, royalties or claims relating to the Marks due or payable on or after the date of this Assignment and (v) all rights to sue for past, present and future infringements or misappropriation of the Marks.

2.           Continuing Obligation.  Cato covenants that it will execute all documents, papers, forms and authorizations and take all other actions that may be necessary for securing, completing, or vesting in Emmaus full right, title and interest in the Marks.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first written above.

Cato Research Ltd.:		Emmaus Medical, Inc.:

By:	/s/ Lynda Sutton	By:	/s/ Yutaka Niihara
Name:	Lynda Sutton	Name:	Yutaka Niihara
Title:	COO	Title:	President & CEO